Sub-Item 77Q2

Nuveen Dividend Advantage Municipal
 Fund 2
333-53240
811-10255

Based on a review of the SEC Forms 3, 4
and 5 furnished
to the Fund, the Fund believes that all
 Section 16(a)
filing requirements applicable to the
Funds officers
and directors, investment adviser and
affiliated
persons of the investment adviser were
complied with,
except that the initial affiliation report on behalf of the officers listed below was filed late on March 15, 2004, accession number
0001189642-04-000259
and on March 4, 2004, accession number
0001189642-04-000169.

There are no greater than ten-percent
shareholders of the Fund.


OFFICERS:

Daniel S. Solender
Cathryn Steeves